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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dividend Capital Trust Inc.

        We consent to the use of our reports, the first which is dated November 14, 2003, with respect to the statements of revenue and certain expenses for the year ended December 31, 2002 for the Mallard Lake Distribution Facility and the West by Northwest Distribution Facility filed on Form 8-K/A dated January 9, 2004, the second which is dated December 19, 2003, with respect to the statements of revenue and certain expenses for the year ended December 31, 2002 for the Park West, Pinnacle, and DFW Distribution Facilities filed on Form 8-K/A dated March 1, 2004, and the third which is dated February 4, 2004, with respect to the statements of revenue and certain expenses for the year ended December 31, 2002 for the Plainfield Distribution Facility, the Chickasaw Distribution Facility, the Mallard Lake Distribution Facility and the West by Northwest Distribution Facility filed on Form 8-K/A dated March 4, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      KPMG LLP

Denver, Colorado
June 25, 2004

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm